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                                                            EXHIBIT 11



                              REDEMPTION AGREEMENT


         THIS REDEMPTION AGREEMENT entered into as of the 31st day of December 1996 by and between Finet Holdings Corporation, a Delaware corporation ("Finet") and Cumberland Partners, a New York partnership ("Cumberland") provides:

RECITALS

         A. Cumberland held of record six million (6 million) shares of the Common Stock of Finet. Those shares have been subjected to a reverse split of one for two, thereby causing Cumberland to now hold of record three million (3 million) of said shares (the "Shares").

         B. Finet is willing and able to redeem the Shares for a price of one hundred eighty thousand dollars ($180,000) to be paid on or before January 30, 1997, and Cumberland desires to have the Shares redeemed.

         C. The Purpose of this Agreement is to set forth the understanding of the parties relative to the matters outlined above.

AGREEMENT

         For good and valuable consideration the parties hereto hereby agree as follows:

               1.  Recitals

               The above Recitals are incorporated herein by this reference.

               2.  Redemption

               Finet represents and warrants that, pursuant to the Delaware Corporation Laws, it is able to redeem the Shares and does hereby agree to pay, on or before January 30, 1997, the sum of $180,000 for the Shares. The sum shall be paid in United States dollars and shall be delivered by means satisfactory to Cumberland.

               3.  Title To The Shares - Delivery

               Cumberland represents and warrants that it has clear title to the Shares and that there are no liens or other encumbrances that would cloud said title and, further, that it will deliver the Shares, duly endorsed, at the time of the receipt of the payment of $180,000, clear and free of any liens or encumbrances.

               4.  Miscellaneous

               This Agreement will be binding on the successors of the parties, may not be assigned and may be signed by use of facsimile transmission.



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         IN WITNESS WHEREOF, the parties hereto have signed hereon as of the day and year first above written.


                                             Finet Holdings Corporation

                                             By  /s/Jan Hoeffel
                                            Its  President



                                             Cumberland Partners


                                             By /s/ Bruce G. Wilcox
                                            Its  General Partner